Exhibit 99.2

YOUNG BROADCASTING INC. ANNOUNCES PAR OFFERS TO
PURCHASE SENIOR NOTES AND SENIOR SUBORDINATED NOTES

New York, NY, August 7, 2002—Young Broadcasting Inc. (“YBI”) (NASDAQ—YBTVA) today announced that it intends to commence, on August 12, 2002, offers to purchase for cash (i) all of its outstanding 8-1/2% Senior Notes due 2008 (the “Senior Notes”), (ii) a maximum of $206.0 million and a minimum of $54.5 million principal amount of its 10% Senior Subordinated Notes due 2011, (iii) a maximum of $51.5 million and a minimum of $13.6 million principal amount of its 9% Senior Subordinated Notes due 2006 and (iv) a maximum of $82.4 million and a minimum of $21.8 million principal amount of its 8-3/4% Senior Subordinated Notes due 2007 (the 10% Senior Subordinated Notes, the 9% Senior Subordinated Notes and the 8-3/4% Senior Subordinated Notes are collectively referred to as the “Subordinated Notes”, and the Senior Notes and the Senior Subordinated Notes are collectively referred to as the “Notes”). The purchase price to be offered for Notes validly tendered and not withdrawn is equal to $1,000 per $1,000 principal amount of Notes tendered, plus accrued and unpaid interest through the payment date. The offers will expire, unless earlier terminated, at 5:00 p.m., New York City time, on September 12, 2002, unless otherwise extended. YBI, in its sole discretion, may terminate the offers at any time prior to the expiration date. As of the date hereof, $250 million aggregate principal amount of Senior Notes are outstanding, $500 million aggregate principal amount of 10% Senior Subordinated Notes are outstanding, $125 million aggregate principal amount of 9% Senior Subordinated Notes are outstanding and $200 million aggregate principal amount of 8-3/4% Senior Subordinated Notes are outstanding.

On May 15, 2002, the Company completed the sale of KCAL-TV in Los Angeles. The purpose of the offers is to make “excess proceeds offers” with the net proceeds resulting from the sale of KCAL, in accordance with and pursuant to the terms of the indentures governing the Notes. The net proceeds of the KCAL sale are approximately $340 million.

The offer to purchase the Subordinated Notes will be made concurrently with the offer to purchase the Senior Notes; provided, however, pursuant to the terms of the indentures governing the Notes, the holders of Senior Notes are entitled to have their Senior Notes purchased in full prior to any purchase of Subordinated Notes pursuant to the Subordinated Notes offer. Accordingly, the amount of “net proceeds” which will be available to be paid to the holders of Subordinated Notes in the Subordinated Note offer will be equal to the amount of the net proceeds from the KCAL sale not used to purchase Senior Notes pursuant to the Senior Note offer, which amount will be available to purchase tendered Subordinated Notes on a proportionate basis in accordance with the terms of the indentures governing the Subordinated Notes.

If YBI terminates the Senior Note offer prior to the expiration date, the Subordinated Note offer will also be terminated; no Subordinated Notes will be accepted for payment or purchased pursuant to the Subordinated Note offer unless the Senior Note offer is consummated. If the Senior Note offer and the Senior Subordinated Note offer are both completed, to the extent that the aggregate net proceeds of the KCAL-TV sale exceeds the aggregate principal amount of Notes purchased in the offers, YBI may thereafter use such excess for general corporate purposes not otherwise prohibited by the indentures governing the Notes.

This announcement does not constitute an offer with respect to any of the Notes. The offers will be made solely by, and will be subject to the terms and conditions set forth in, one or more offers to purchase and letters of transmittal that YBI will mail to holders of Notes on August 12, 2002. Questions regarding the offer may be directed to James A. Morgan, Chief Financial Officer of YBI, at (212) 754-7070, or to Wachovia Bank, National Association, the Depositary for the offers (contact information for the Depositary will be included in the offers to purchase and letters of transmittal).

Young Broadcasting owns eleven television stations and the national television representation firm, Adam Young Inc. Six stations are affiliated with the ABC Television Network (WKRN-TV—Nashville, TN, WTEN-TV—Albany, NY, WRIC-TV—Richmond, VA, WATE-TV—Knoxville, TN, WTVO-TV—Rockford, IL and WBAY-TV—Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV—Lansing, MI, KLFY-TV—Lafayette, LA, and KELO-TV—Sioux Falls, SD), and one is affiliated with the NBC Television Network (KWQC-TV—Davenport, IA). KRON-TV—San Francisco, CA is the largest independent stations in the US and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2001, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising and volatility in programming costs.